Exhibit 5.1

YS Biopharma Co., Ltd.

Building No. 2, 38 Yongda Road

Daxing Biomedical Industry Park

Daxing District

Beijing, PRC

12 April 2023

Dear Sirs

YS Biopharma Co., Ltd.

We have acted as Cayman Islands legal advisers to YS Biopharma Co., Ltd. (the "Company") in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933, as amended (the "Act") (including its exhibits, the "Registration Statement") for the purposes of, registering with the Commission under the Act, and relates to the resale from time to time by the selling securityholders named in the Registration Statement or their pledgees, donees, transferees, or other successors in interest (collectively, the “Selling Securityholders”) of up to 24,130,762 ordinary shares, par value US$0.00002 per share of the Company (the "Shares").

We are furnishing this opinion as Exhibits 5.1 and 23.3 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1

The certificate of incorporation of the Company dated 16 November 2020, and the certificate of incorporation on change of name of the Company dated 16 March 2023, issued by the Registrar of Companies in the Cayman Islands.

1.2	The amended and restated memorandum and articles of association of the Company adopted by a special resolution dated 23 September 2022 and effective on 16 March 2023 (the "Memorandum and Articles").
1.3	The unanimous written resolutions of the board of directors of the Company dated April 7, 2023 (the "Board Resolutions").
1.4	A certificate from a director of the Company, a copy of which is attached hereto (the "Director's Certificate").
1.5	A certificate of good standing dated 17 February 2023, issued by the Registrar of Companies in the Cayman Islands (the "Certificate of Good Standing").
1.6	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter.  These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter.  In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director's Certificate and the Certificate of Good Standing.  We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.
2.2	All signatures, initials and seals are genuine.
2.3	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below.
2.4	None of the Shares were issued for less than par value.
3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.
3.2	The authorised share capital of the Company is US$50,000 divided into 2,500,000,000 ordinary shares of a par value of US$0.00002 each.
3.3

The offer and sale of the Shares from time to time by the Selling Securityholders as contemplated in the Registration Statement have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the Shares will be legally issued and allotted and (assuming the purchase price therefor has been paid in full) fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.4

The statements under the caption "Taxation – Cayman Islands Tax Considerations" in the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

In this opinion the phrase "non-assessable" means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP